LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that I, John H. Short, do by these presents hereby make, constitute and appoint Summit Financial Group, Inc., through its authorized representatives, my true and lawful Attorney-in-Fact for me in my name, place and stead, to prepare and file any and all statements whatsoever of my ownership in Summit Financial Group, Inc. requisite or necessary to be filed under Section 16 of the Securities Exchange Act of 1934 as fully to all intents and purposes as I might or could do if personally acting, and I hereby ratify all that my said Attorney shall do or cause to be done in this capacity by virtue hereof.  This limited power of attorney shall continue in full force and effect until revoked by me in writing.

IN WITNESS WHEREOF:  I have hereunto set my hand and seal on the 6th day of February, 2017.

/s/ John H. Short
(Signature)

STATE OF WEST VIRGINIA

COUNTY OF MERCER, to wit:

I, Mary Sue Anderson, a Notary Public in and for the County and State aforesaid, do hereby certify that John H. Short, whose name is signed to the foregoing Limited Power of Attorney, bearing the date of the 6th day of February, 2017, has this day acknowledged the same before me in my said County.

Given under my hand this 6th day of February, 2017.

My commission expires March 4, 2023.

/s/ Mary Sue Anderson
Notary Public